Exhibit 99.1

Company Contact:	Mike Hessong / Chief Financial Officer
(214) 390-1831

Investor Relations:	Integrated Corporate Relations, Inc.
John Rouleau / Brendon Frey
(203) 682-8200

HEELYS, INC. REPORTS FISCAL 2008 FIRST QUARTER FINANCIAL RESULTS

DALLAS, TX (May 8, 2008) – Heelys, Inc. (NASDAQ: HLYS) today reported the following financial results for the first quarter ended March 31, 2008.

Net sales for the first quarter of 2008 were $13.1 million compared to net sales of $49.4 million in the corresponding period a year ago. Gross profit was $2.8 million, or 21.5% of net sales, compared to $17.5 million, or 35.4% of net sales for the first quarter of 2007. Total selling, general and administrative expenses were $6.1 million, or 46.4% of net sales, compared to $5.2 million, or 10.6% of net sales in the first quarter of last year. The Company reported a net loss for the quarter of $1.0 million, or ($0.04) per diluted share compared to net income of $8.5 million, or $0.30 per diluted share in the first quarter of 2007. Excluding the costs associated with the transition of our CEO, the Company reported a net loss of ($0.02) per diluted share in the first quarter of 2008.

Ralph Parks, Interim Chief Executive Officer of Heelys, Inc. (the “Company”) commented, “During the first quarter we continued to deal with many of the same issues that negatively impacted our business during the second half of 2007. That said, over the past few months we have witnessed improving trends in several key areas, including lower inventory levels in the channel, a modest increase in average selling prices, and a reduction in markdown assistance. In addition, recent feedback from many of our retail partners regarding consumer demand for our wheeled footwear has been encouraging. We are working hard to rebuild momentum in the marketplace through enhanced marketing and advertising programs that highlight the fun and excitement of our products and connect with our target demographic.”

The Company also announced that it has entered into a termination agreement with Trotwood Import/Export and will take over direct distribution of Heelys in France and Monaco. Heeling Sports EMEA, Heelys’ European subsidiary will open a sales office based in Annecy, France in May.

Mr. Parks concluded, “Despite the difficult start to 2008 we believe we are moving in the right direction. Domestically, we remain focused on better aligning inventory with demand while overseas we have recently expanded our presence in Europe and begun implementing a direct sales model in select markets. We are confident that our strong brand equity combined with our unique and patent-protected product offering provides us growth opportunities well into the future.”

Conference Call Information

A conference call to discuss first quarter fiscal 2008 financial results is scheduled for today (May 8, 2008) at 4:30 PM Eastern Time.  A webcast of the call will take place simultaneously and can be accessed by clicking http://investors.heelys.com/index.cfm or www.opencompany.info. To listen to the broadcast, your computer must have Windows Media Player installed.  If you do not have Windows Media Player, go to the latter site prior to the call, where you can download the software for free.

About Heelys, Inc.

Heelys, Inc. designs, markets and distributes innovative, action sports-inspired products under the HEELYS® brand targeted to the youth market. The Company’s primary product, HEELYS-wheeled footwear, is patented dual purpose footwear that incorporates a stealth, removable wheel in the heel. HEELYS-wheeled footwear allows the user to seamlessly transition from walking or running to skating by shifting weight to the heel. Users can transform HEELYS-wheeled footwear into street footwear by removing the wheel. HEELYS-wheeled footwear provides users with a unique combination of fun and style that differentiates it from other footwear and wheeled sports products.

Forward Looking Statements

Certain statements in this press release and oral statements made from time to time by representatives of the Company are “forward-looking statements” for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995, including in particular, statements regarding our guidance, outlook for future events, financial performance, customer demand, growth and profitability. In some cases, you can identify forward-looking statements by terminology such as “subject to,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,”  “may,” “will,” “should,” “can,” the negatives thereof, variations thereon, similar expressions, or discussions of strategy. All forward-looking statements are based upon management’s current expectations and various assumptions, but they are inherently uncertain, and the Company may not realize its expectations and the underlying assumptions may not prove correct. The Company’s actual results and the timing of events could differ materially from those described in or implied by the forward-looking statements as a result of risks and uncertainties, including, without limitation, the fact that substantially all of the Company’s net sales are generated by one product, the Company may not be able to successfully introduce new product categories, the Company’s intellectual property may not restrict competing products that infringe on its patents from being sold, the Company’s dependence on independent manufacturers, continued changes in fashion trends and consumer preferences and general economic conditions, the outcome of lawsuits filed against the Company, which could have a material adverse effect on us, and additional factors which are detailed in the Company’s filings with the Securities and Exchange Commission, including the Risk Factors contained in the Company’s Annual Report on Form 10-K. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

HEELYS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

(amounts in thousands, except for per share data)

	Three-month period ended
	March 31,	March 31,
	2007	2008

Net sales	$49,428	$13,107
Cost of sales	31,952	10,283
Gross profit	17,476	2,824

Selling, general and administrative expenses	5,239	6,081
Income (loss) from operations	12,237	(3,257)

Other (income) expense, net	(766)	(1,568)
Income (loss) before income tax expense (benefit)	13,003	(1,689)

Income tax expense (benefit)	4,552	(642)

Net income (loss)	$8,451	$(1,047)

Earnings (loss) per share:
Basic	$0.31	$(0.04)
Diluted	$0.30	$(0.04)

Weighted-average shares:
Basic	27,045	27,076
Diluted	28,351	27,076

HEELYS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

(amounts in thousands)

	December 31,	March 31,
	2007	2008
Assets
Current Assets:
Cash and cash equivalents	$98,771	$100,838
Accounts receivable, net of allowances	5,577	3,434
Inventories	14,969	12,168
Prepaid and other current assets	1,439	1,551
Income taxes receivable	2,216	2,598
Deferred income tax benefits	2,382	2,656
Total current assets	125,354	123,245

Property and Equipment, net of accumulated depreciation	923	1,004

Patents and Trademarks, net of accumulated amortization	359	301

Deferred Income Tax Benefits, net of valuation allowance	595	559

Total Assets	$127,231	$125,109

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$306	$215
Accrued expenses	7,966	7,370
Income taxes payable	884	19
Total current liabilities	9,156	7,604

Stockholders’ Equity:
Common stock	27	27
Additional paid-in capital	61,783	62,246
Retained earnings	56,265	55,218
Accumulated other comprehensive income	—	14
Total stockholders’ equity	118,075	117,505

Total Liabilities and Stockholders’ Equity	$127,231	$125,109